Exhibit 1

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of February 26, 2016, by and among the persons and entities listed on Schedule A hereto (each, individually, an “MHR Entity” and collectively, the “MHR Entities”) and Titan International Inc., a Delaware corporation (the “Company”).

WHEREAS, the MHR Entities and their respective affiliates and associates may desire to become the owner of additional shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) without being subject to the restrictions under Section 203 of the General Corporation Law of the State of Delaware (“DGCL 203”) applicable to a “business combination” with an “interested stockholder” (each such term, as used in this Agreement, shall have the meaning given to it in DGCL 203, except as described in Section 10 hereof), so long as the MHR Entities and their affiliates and associates do not own 20% or more of the voting power of the then issued and outstanding shares of voting stock (“Voting Stock”) of the Company.

NOW THEREFORE, in consideration of the premises and the covenants of the parties set forth in this agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the undersigned hereby agree as follows:

1. Agreements of the Company.

a. The Company hereby represents and warrants to the MHR Entities that, contingent upon the execution and delivery of this Agreement by the MHR Entities, the Board has taken all action necessary to render inapplicable the restrictions on “business combinations” set forth in DGCL 203 solely in connection with the MHR Entities and their respective affiliates and associates becoming, whether in a single transaction or multiple transactions from time to time until the end of the Standstill Period, the owner of up to an aggregate of 19.99% of the voting power of the then issued and outstanding shares of Voting Stock of the Company (the “Waiver”). However, in the event that the MHR Entities and their respective affiliates and associates become the owner of an aggregate of 20% or more of the voting power of the then issued and outstanding shares of Voting Stock of the Company during the Standstill Period, then from and after that date (the “Excess Date”), notwithstanding the Waiver, DGCL 203 shall apply as described in Section 2.b. hereof as if the MHR Entities owned 15% or more of the voting power of the then issued and outstanding shares of Voting Stock of the Company commencing on the Excess Date and there were no Waiver in effect from and after the Excess Date. Notwithstanding the foregoing, any transactions or other events, if any, that occurred during the period when the Waiver was in effect shall not be deemed to have violated or triggered the applicability of DGCL 203 prior to the Excess Date.

b. During the Standstill Period, so long as the MHR Entities are in compliance with the provisions of Section 2 of this Agreement, the Company will not, without the prior written consent of the MHR Entities, adopt a stockholder rights plan or similar “poison pill” rights plan triggered by the acquisition of less than 20% of the voting power of the then issued and outstanding shares of Voting Stock of the Company.

2. Agreements of the MHR Entities.

a. Subject to Section 2.b. below, during the Standstill Period, so long as at least one director of the Company is a MHR Director, none of the MHR Entities or any of their respective affiliates and associates, individually, or in any combination of two or more, shall, without the prior approval or written consent of a majority of the Non-MHR Directors:

i. solicit proxies or stockholder consents or participate in any such solicitation (other than a solicitation by the Board) for any purpose relating to

1. the election or removal of directors of the Company;

2. (a) the certificate of incorporation or bylaws of the Company, (b) any stockholder rights or similar poison pill plan of the Company not adopted in violation of Section 1.b. above, (c) matters within the scope of the Corporate Governance Policy or Business Conduct Policy of the Company, (d) compensation of directors, officers, employees or agents of the Company, or (e) any other matter for which the Board is soliciting stockholder votes pursuant to law, the certificate of incorporation or bylaws, or the rules of any stock exchange upon which securities of the Company are then traded, provided, however, that while the MHR entities may not solicit proxies or stockholder consents or participate in any such solicitation (other than a solicitation by the Board) in order to cause any amendment, change or supplement in the enumerated items in this subsection 2, the prohibition against such solicitations by MHR Entities shall cease with respect to any matter changed or affected in any way by any matter changed by the Board or proposed by the Board to be changed by action of the stockholders;

3. a “business combination”, the consummation of which has not been approved by or consented to in writing by the Board, including a majority of the Non-MHR Directors;

ii. form, join, encourage, influence, advise or participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing;

iii. assist, advise, induce or encourage (including by knowingly providing or arranging financing for that purpose) any other person in connection with any of the foregoing;

iv. agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in any of the foregoing; or

v. make, or take any action (including a request to waive or amend any provision of this Agreement) that would cause the Company to make, a public announcement regarding any intention of the MHR Entities or any of their respective affiliates and associates to take an action that would be prohibited by any of the foregoing.

b. Each of the MHR Entities agree that if at any time during the Standstill Period any MHR Entity or any of its affiliates and associates becomes the owner of shares of voting stock of the Company such that the MHR Entities would, together with their affiliates and associates, in the aggregate own 20% or more of the voting power of the issued and outstanding shares of voting stock of the Company under circumstances in which the restrictions on “business combinations” would, but for the Waiver, be applicable to the Company and the MHR Entities (any event causing the MHR Entities and their affiliates and associates to own in the aggregate 20% or more of the voting power of the then issued and outstanding shares of voting stock of the Company, an “Additional Acquisition”), then, notwithstanding the Waiver referred to in Section 1 of this Agreement, from and after the Excess Date (i) the restrictions under DGCL 203 applicable to a “business combination” with an “interested stockholder” shall apply as a matter of contract pursuant to this Agreement (except as modified herein) to the MHR Entities and their respective affiliates and associates as if such Waiver had not been granted and as if the Additional Acquisition had caused each MHR Entity and its affiliates and associates to become an “interested stockholder” for purposes of DGCL 203 (except that, for all purposes of this Agreement, references to “15%” in DGCL 203 shall be deemed to be replaced with “20%”); and (ii) the MHR Entities and their affiliates and associates will not engage in any “business combination” with the Company for a period of 3 years following the Excess Date, unless:

i. prior to the Excess Date, the Board approved, including approval by a majority of the Non-MHR Directors, either the “business combination” or the Additional Acquisition;

ii. upon consummation of the transaction which resulted in the MHR Entities and their affiliates and associates becoming the owner(s) of 20% or more of the voting power of the issued and outstanding shares of voting stock of the Company, the MHR Entities and their affiliates and associates owned at least 85% of the voting power of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the MHR Entities and their affiliates and associates) those shares owned (i) by persons who are directors and also officers of the Company and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

iii. at or subsequent to such time the “business combination” is approved by the Board, including by a majority of the Non-MHR Directors, and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the voting power of the outstanding voting stock which is not owned by the MHR Entities and their affiliates and associates; or

iv. unless any of the exceptions in DGCL 203 (b) (3), (4), (5) (6) or (7) apply.

3. Representations of the Company. The Company represents and warrants to that MHR Entities that:

a. as of February 15, 2016, there were 53,957,160 shares of Common Stock issued and outstanding which is the only class of “voting stock” (as defined in DGCL 203) of the Company;

b. this Agreement has been duly authorized by all necessary corporate action of the Company; and

c. this Agreement is a valid and binding agreement of the Company, enforceable against it in accordance with its terms.

4. Representations of the MHR Entities. The MHR Entities hereby represent and warrant to the Company that:

a. this Agreement has been duly authorized by all necessary corporate, partnership or limited liability company action, as the case may be, of each of the MHR Entities;

b. this Agreement is a valid and binding agreement of each MHR Entity, enforceable against it in accordance with its terms; and

c. at all times for the past three years, the MHR Entities, together with their affiliates and associates, in the aggregate, have not owned 15% or more of the Company’s Common Stock.

5. Miscellaneous. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures were upon the same instrument. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement. This Agreement constitutes the entire agreement among the parties hereto in respect of the subject matter hereof. No provision of this Agreement may be: (a) amended except by an instrument in writing executed by the parties hereto; or (b) waived except by an instrument in writing executed by the party against whom the waiver is to be effective; provided that any such amendment or waiver has been approved by the Board, including, to the fullest extent permitted by law, by a majority of the Non-MHR Directors. This Agreement shall not be terminated except by an instrument in writing executed by the parties hereto; provided that any such termination has been approved by the Board, including, to the fullest extent permitted by law, by a majority of the Non-MHR Directors.

6. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom located in the State of Delaware (or, only if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware).

7. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

8. Specific Enforcement. The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement.

9. Joint Negotiation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

a. “Board” shall mean the Board of Directors of the Company;

b. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

c. “Non-MHR Directors” shall mean the members of the Board that are not affiliated or associated with, and were not nominated or proposed for election by, any MHR Entity or any affiliate or associate thereof;

d. “MHR Director” shall mean any member of the Board that is affiliated or associated with, or nominated or proposed for election by, any MHR Entity or any affiliate or associate thereof;

e. “Standstill Period” shall mean the period commencing on the date hereof and ending on the date that is three years from the date of this Agreement; and

f. the terms “affiliate,” “associate,” “owner” (including the terms “own” and “owned”), “stock” and “voting stock” have the meanings given to them in DGCL 203.

[Signature Page Follows]

IN WITNESS WHEREOF this Agreement has been executed as of the date set forth above.

TITAN INTERNATIONAL INC.

By:	/s/ Maurice M. Taylor Jr.
Name: Maurice M. Taylor Jr.
Title: Chairman and Chief Executive Officer

MHR ENTITIES:

MHR INSTITUTIONAL PARTNERS III LP

By:	MHR Institutional Advisors III LLC,
its General Partner

By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR CAPITAL PARTNERS MASTER ACCOUNT LP

By:	MHR Advisors LLC,
its General Partner

By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR CAPITAL PARTNERS (100) LP

By:	MHR Advisors LLC,
its General Partner

By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR INSTITUTIONAL ADVISORS III LLC

By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR ADVISORS LLC

By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHRC LLC

By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR FUND MANAGEMENT LLC

By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR HOLDINGS LLC

By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

/s/ Mark H. Rachesky
Mark H. Rachesky

SCHEDULE A

1. MHR Institutional Partners III LP

2. MHR Capital Partners Master Account LP

3. MHR Capital Partners (100) LP

4. MHR Institutional Advisors III LLC

5. MHR Advisors LLC

6. MHRC LLC

7. MHR Fund Management LLC

8. MHR Holdings LLC

9. Mark H. Rachesky